UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2022

Trevi Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38886	45-0834299
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 Church Street, 14th Floor New Haven, Connecticut	06510
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 304-2499

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	TRVI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01 Other Events

On June 29, 2022, Trevi Therapeutics, Inc., a Delaware corporation (the “Company”) announced positive results of its Phase 2b/3 Pruritus Relief through Itch-Scratch Modulation (PRISM) trial of its investigational therapy Haduvio™ (oral nalbuphine ER) in treating prurigo nodularis.

In the Phase 2b/3 PRISM trial, results comparing subjects randomized to Haduvio monotherapy (n=168) or placebo (n=176) showed:

•	25% of Haduvio subjects evaluated at week 14 met the primary endpoint of a 4-point reduction in WI-NRS from baseline compared to 14% of placebo subjects (p=0.0157).
•

Haduvio subjects experienced significantly greater improvements in ItchyQoL vs. placebo (p=0.0002) at week 14, which was statistically significant across each of the three domains (symptoms, functional limitations, and emotions). ItchyQoL is used to measure how pruritus impacts a subject’s quality-of-life.

•

55% of Haduvio subjects saw at least a 1-category improvement in the 5-point scale in their Prurigo Activity Scale (PAS) (pruriginous lesions with excoriations), vs. 38% on placebo (p=0.006) as evaluated at week 14.

The safety results of the trial were generally consistent with the known safety profile of Haduvio from previous trials. During the double-blind titration period (weeks 1-2) Treatment-Emergent Adverse Events (TEAE) were more common in the Haduvio-treated subjects (66.1%) vs. placebo-treated subjects (31.3%). During the 12-week fixed-dose period, the occurrence of TEAEs were generally similar between Haduvio and placebo groups (48% Haduvio, 45% placebo). Discontinuations during the 14 weeks of the trial were 36.9% in Haduvio-treated subjects vs. 19.3% in placebo-treated subjects.  During the 14-week double-blind portion of the PRISM trial, 8 subjects on Haduvio and 6 subjects on placebo experienced at least one treatment emergent Serious Adverse Event (SAE). None of the SAEs were considered by the investigator to be treatment-related. Adverse events most commonly observed with Haduvio were nausea, dizziness, headache, and constipation.

The Company expects to have approximately $78 million in cash and investments at June 30, 2022. After the Company completes its analysis of the full dataset and discusses its findings with the FDA, the Company expects to provide further details on Haduvio's development pathway later this year.

Forward-Looking Statements
Statements contained in this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties and actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, Trevi’s business plans and objectives, including future plans or expectations for Trevi’s product candidates; Trevi’s expected cash; and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions. Risks that contribute to the uncertain nature of the forward-looking statements include: uncertainties regarding the success, cost and timing of Trevi’s product candidate development activities and ongoing and planned clinical trials, uncertainties regarding Trevi’s ability to execute on its strategy; uncertainties with respect to regulatory authorities’ views as to the data from Trevi’s clinical trials and next steps in the development path for Trevi’s product candidates in the United States and foreign countries; uncertainties regarding fast track designation and the effect such status could have on the regulatory review or approval process; uncertainties regarding the scope, timing and severity of the COVID-19 pandemic, the impact of the COVID-19 pandemic on Trevi’s clinical operations and actions taken in response to the pandemic; as well as other risks and uncertainties set forth in the quarterly report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission and in subsequent filings with the Securities and Exchange Commission.  All forward-looking statements contained in this Current Report on Form 8-K speak only as of the date on which they were made. Trevi undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREVI THERAPEUTICS, INC.

Date: June 29, 2022	By:	/s/ Lisa Delfini
Name: Lisa Delfini
Title: Chief Financial Officer